Filed pursuant to Rule 424(b)(7)
Registration File No.: 333-156495
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per		Aggregate Offering		Amount of
Securities to be Registered	Registered	Share		Price		Registration Fee
Common Stock, par value $0.001 per share	59,178,819 shares	$0.074	(1)	$4,379,233	(1)	$172	(2)

(1)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices of Sirius XM Radio Inc. common stock as reported on the NASDAQ Global Select Market on February 12, 2009, which was $0.074 per share.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $7,614 have already been paid with respect to unsold securities, of which $172 is being offset against the registration fee due for this offering and of which $7,442 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prospectus Supplement
(To Prospectus dated December 30, 2008)
59,178,819 Shares
Sirius XM Radio Inc.
COMMON STOCK
This prospectus supplement relates to the offering of up to 59,178,819 shares of our common stock, par value $0.001 per share. The shares are being offered for sale from time to time by the selling stockholders named herein. The selling stockholders, or any of their successors in interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the selling stockholders’ sale of any such shares.
We originally issued the shares pursuant to a note purchase agreement, dated February 13, 2009, among Sirius XM Radio Inc., our wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the selling stockholders. For further information regarding the note purchase agreement, see “Selling Stockholders” beginning on page S-8 of this prospectus supplement. The shares were issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.
We are not selling any shares of our common stock under this prospectus supplement and the accompanying prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares. The selling stockholders from time to time may offer and sell the shares of our common stock held by them directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. For further information regarding the possible methods by which shares may be distributed, see “Plan of Distribution” beginning on page S-12 of this prospectus supplement.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SIRI.” On February 12, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.074 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the accuracy or adequacy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.
February 13, 2009

Page
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT	ii
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	7
PRICE RANGE OF COMMON STOCK	7
DIVIDEND POLICY	7
SELLING STOCKHOLDERS	8
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS	9
PLAN OF DISTRIBUTION	12
VALIDITY OF SECURITIES	14
EXPERTS	14
INCORPORATION BY REFERENCE	14
WHERE YOU CAN FIND MORE INFORMATION	15

PROSPECTUS
ABOUT THIS PROSPECTUS	1
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	3
SIRIUS XM RADIO INC.	3
RATIO OF EARNINGS TO FIXED CHARGES, COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	5
USE OF PROCEEDS	5
DESCRIPTION OF DEBT SECURITIES	6
DESCRIPTION OF CAPITAL STOCK	17
DESCRIPTION OF DEPOSITARY SHARES	21
DESCRIPTION OF WARRANTS	24
DESCRIPTION OF STOCK PURCHASE CONTRACTS	27
DESCRIPTION OF UNITS	28
BOOK-ENTRY SECURITIES	29
PLAN OF DISTRIBUTION	31
LEGAL MATTERS	32
EXPERTS	32
INCORPORATION BY REFERENCE	32
WHERE YOU CAN FIND MORE INFORMATION	33

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and the accompanying prospectus, unless otherwise indicated,
•	“Sirius,” “we,” “us,” “our” and similar terms refer to Sirius XM Radio Inc. and its subsidiaries,

•	“XM Holdings” and “Holdings” refer to XM Satellite Radio Holdings Inc., our direct subsidiary, and

•	“XM Inc.” refers to XM Satellite Radio Inc., the direct subsidiary of XM Holdings.
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, prospective financial condition, objectives, plans and intentions also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008, as amended by Amendment No. 1 on Form 10-K/A, which was filed with the SEC on April 29, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which was filed with the SEC on November 12, 2008, XM Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 28, 2008, as amended by Amendment No. 1, which was filed with the SEC on April 29, 2008, and XM Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which was filed with the SEC on November 12, 2008. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

SUMMARY
This summary highlights selected information about us and the offering of shares of our common stock. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.
About Sirius XM Radio Inc.
We provide satellite radio in the United States. We broadcast music, sports, news, talk, entertainment, traffic and weather for a subscription fee through proprietary satellite radio systems—the Sirius system and the XM system. On July 28, 2008, our wholly owned subsidiary, Vernon Merger Corporation, merged (the “Merger”) with and into XM Satellite Radio Holdings Inc. and, as a result, XM Satellite Radio Holdings Inc. is now our wholly owned subsidiary. The Sirius satellite radio system consists of three in-orbit satellites, approximately 120 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. The XM satellite radio system consists of four in-orbit satellites, over 700 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. Subscribers can also receive music channels and certain other channels over the Internet.
Sirius and XM radios are primarily distributed through retailers, automakers and through our websites. On September 30, 2008, Sirius and XM radios were available at more than 20,000 retail locations. We also have agreements with every major automaker, including Acura/Honda, Aston Martin, Audi, Automobili Lamborghini, Bentley, BMW, Chrysler, Dodge, Ford, General Motors, Honda, Hyundai, Infiniti/Nissan, Jaguar, Jeep, Kia, Land Rover, Lincoln, Lexus/Toyota/Scion, Maybach, Mazda, Mercedes-Benz, Mercury, MINI, Mitsubishi, Rolls-Royce, Volvo and Volkswagen, to offer either Sirius or XM satellite radios as factory or dealer-installed equipment in their vehicles. Sirius and XM radios are also offered to customers of rental car companies, including Hertz and Avis.
As of September 30, 2008, we had 18,920,911 subscribers compared with 8,321,785 subscribers as of December 31, 2007 and 7,667,476 subscribers as of September 30, 2007. Our current subscriber total includes 9,716,070 XM subscribers that we acquired as a result of the Merger. Our subscriber totals include subscribers under our regular pricing plans; subscribers that have prepaid, including payments received from automakers for prepaid subscriptions included in the sale or lease price of a new vehicle; active Sirius radios under our agreement with Hertz; active XM radios under our agreement with Avis; and subscribers to Sirius Internet Radio and XM Internet Radio, our Internet services.
Our primary source of revenue is subscription fees, with most of our customers subscribing on an annual, semi-annual, quarterly or monthly basis. We offer discounts for pre-paid and long-term subscriptions as well as discounts for multiple subscriptions. We also derive revenue from activation fees, the sale of advertising on select non-music channels, the direct sale of satellite radios and accessories, and other ancillary services, such as our Backseat TV, data and weather services.
In certain cases, automakers include a subscription to our radio services in the sale or lease price of vehicles. The length of these prepaid subscriptions varies but is typically three months to one year. In many cases, we receive subscription payments from automakers in advance of the activation of our service. We also reimburse various automakers for certain costs associated with satellite radios installed in their vehicles.
We also have an interest in the satellite radio services offered in Canada. SIRIUS Canada Inc. (“Sirius Canada”), a Canadian corporation that we jointly own with Canadian Broadcasting Corporation and Standard Radio Inc., offers a satellite radio service in Canada. Sirius Canada offers 120 channels of commercial-free music and news, sports, talk and entertainment programming, including 11 channels offering Canadian content. Canadian Satellite Radio Holdings Inc. (“XM Canada”), a Canadian corporation in which we have an ownership interest, also offers satellite radio service in Canada. XM Canada offers 130 channels of music and news, sports, talk and entertainment programming. Subscribers to the Sirius Canada service and the XM Canada service are not included in our subscriber count.

Recent Developments
The shares being offered for sale under this prospectus supplement and the accompanying prospectus were originally issued to the selling stockholders in private transactions on February 13, 2009. Pursuant to a note purchase agreement among us, our wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the selling stockholders, XM Satellite Radio Holdings Inc. issued to the selling stockholders $172,485,000 in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of XM Satellite Holdings Inc.’s outstanding 10% Convertible Notes due 2009 (the “old notes”). The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC, our wholly owned subsidiaries, and are secured by a lien on certain real estate and personal property held by those entities. In addition, we paid the selling stockholders a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each selling stockholder’s election. We agreed pursuant to the note purchase agreement to file this prospectus supplement to register these shares for resale.
In addition to the information contained in our Current Reports on Form 8-K incorporated by reference into this prospectus supplement, as described in “Incorporation by Reference,” you should carefully review the risks we outline under “Risk Factors,” including the risk entitled “Our future prospects are uncertain, and we may be unable to avoid filing for bankruptcy protection.”
Corporate Information
Sirius XM Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, Satellite CD Radio, Inc. changed its name to CD Radio Inc., and Satellite CD Radio, Inc. was formed as a wholly owned subsidiary. On November 18, 1999, CD Radio Inc. changed its name to Sirius Satellite Radio Inc. On August 5, 2008, we changed our name from Sirius Satellite Radio Inc. to Sirius XM Radio Inc. XM Satellite Radio Holdings Inc., together with its subsidiaries, is operated as an unrestricted subsidiary under our existing indebtedness. As an unrestricted subsidiary, transactions between the companies are required to comply with various contractual provisions in our respective debt instruments.

The Offering

Issuer	Sirius XM Radio Inc.

Shares of common stock offered by the selling stockholders	59,178,819 shares.

Shares of common stock outstanding as of February 11, 2009	3,792,034,824 shares.

Nasdaq Global Select Market trading symbol	SIRI

Use of proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of any shares of common stock. See “Use of Proceeds.”

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.
See “Description of Capital Stock” beginning on page 17 of the accompanying prospectus for additional information regarding the common stock to be sold pursuant to this prospectus supplement.

RISK FACTORS
An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008, as amended by Amendment No. 1, filed with the SEC on April 29, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, each of which is incorporated by reference into this prospectus supplement, and which you should carefully review and consider. Certain additional risks relating to XM Holdings and XM Inc. specifically are described under the heading “Risk Factors” in XM Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008, as amended by Amendment No. 1, filed with the SEC on April 29, 2008, and XM Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, each of which are incorporated by reference into this prospectus supplement, and which you should carefully review and consider.
Risks Relating to Our Business and Prospects
Our future prospects are uncertain, and we may be unable to avoid filing for bankruptcy protection.
The exchange of the old notes for the exchange notes is part of a larger restructuring effort. We are in discussions with others with respect to transactions that could refinance some of our and our subsidiaries’ indebtedness. We cannot assure you that any of these transactions will be successfully consummated. If these transactions are not consummated, we may be forced to file for bankruptcy protection as early as February 17, 2009.
Even if successful, these transactions could involve the issuance of new common stock constituting a significant percentage of our outstanding common stock. In any such transaction, the ownership interests of existing stockholders would likely be materially diluted, and the price of our common stock could be adversely affected. There may be a number of other scenarios in the foreseeable future in which the price of our common stock could be significantly and adversely affected.
Risks Relating to Our Common Stock
The Price of our Common Stock Historically has been Volatile. This Volatility may Affect the Price at which you could Sell our Common Stock, and the Sale of Substantial Amounts of our Common Stock could Adversely Affect the Price of our Common Stock.
The market price for our common stock has varied between a high closing sales price of $3.83 per share and a low closing sales price of $0.05 in the past eighteen months. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The price for our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the risks related to our business and the business of XM Holdings; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; competitive developments; and capital commitments.
In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.
In addition, the broader stock market has recently experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.
In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of February 11, 2009, we had outstanding approximately 3,792 million shares of common stock, options to purchase approximately 95 million shares of our common stock (of which approximately 63 million were exercisable as of that date at prices ranging from $0.49 to $31.25) and convertible notes convertible into approximately 167 million shares (at conversion prices ranging from $0.69 to $28.46). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.
The Issuance and Sale of our Common Stock upon the Exchange, Conversion or Exercise of Outstanding Equity-Linked Securities may Cause Volatility in our Stock Price and will Dilute the Ownership Interest of Existing Stockholders.
Although our diluted earnings per share calculation treats the stock options, restricted stock, restricted stock units, warrants, convertible and exchangeable notes and stock based awards under our stock incentive plan as if they were already exchanged or converted into our common stock, sales in the public market of our common stock issuable upon such exchange or conversion could adversely affect prevailing market prices of our common stock. Anticipated exchange or conversion of the equity-linked securities into shares of our common stock could depress the price of our common stock. In addition, the existence of the equity-linked securities may encourage short selling by market participants because the exchange or conversion of such securities could be used to satisfy short positions. Exchange or conversion of the outstanding equity-linked securities will dilute the ownership interests of existing stockholders.
In addition, we have in the past, and may continue in the future to, issue shares of common stock in exchanges for certain of our outstanding debt securities pursuant to Section 3(a)(9) of the Securities Act. Sales in the public market of such shares of common stock could also adversely affect prevailing market prices of our common stock, and any such future shares will dilute the ownership interests of existing stockholders.
We have Never Paid Dividends and do not Anticipate Paying any Dividends on our Common Stock in the Future, so any Short-Term Return on your Investment will Depend on the Market Price of our Common Stock.
We currently intend to retain any earnings to finance our operations and growth. In addition, the terms and conditions of certain of our and our subsidiaries’ debt instruments restrict and limit payments or distributions in respect of common stock.
Delaware Law and our Charter Documents may Impede or Discourage a Takeover, which could Cause the Market Price of Shares of our Common Stock to Decline.
We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale by the selling stockholders of any shares of common stock.
PRICE RANGE OF COMMON STOCK
Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.” On February 12, 2009, the last reported sale price for our common stock was $0.074 per share, as reported on the Nasdaq Global Select Market (exclusive of after hours trading). The following table sets forth, for the periods indicated, the reported high and low closing sales price per share of our common stock on the Nasdaq Global Select Market (exclusive of after hours trading):

	High	Low
2009
First Quarter (through February 12, 2009)	$0.17	$0.06
2008
Fourth Quarter	0.65	0.11
Third Quarter	2.68	0.57
Second Quarter	2.89	1.83
First Quarter	3.31	2.65
2007
Fourth Quarter	3.83	3.03
Third Quarter	3.52	2.71
Second Quarter	3.15	2.69
First Quarter	4.15	3.20
As of February 10, 2009, there were approximately 900,000 holders of record of our common stock.
DIVIDEND POLICY
We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. A number of our current debt instruments contain, and future debt instruments may contain, provisions restricting our ability to pay dividends.

SELLING STOCKHOLDERS
The shares being offered for sale under this prospectus supplement and the accompanying prospectus were originally issued by us pursuant to the note purchase agreement, dated February 13, 2009, among us, our wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the selling stockholders.
Pursuant to the note purchase agreement, XM Satellite Radio Holdings Inc. agreed to issue to certain holders of its outstanding 10% Convertible Notes due 2009 (the “old notes”), including the selling stockholders, $172,485,000 in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of old notes. The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC, our wholly-owned subsidiaries, and are secured by a lien on certain real and personal property held by such entities.
In addition, we paid these holders of old notes a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each selling stockholder’s election. We agreed pursuant to the note purchase agreement to file this prospectus supplement to register these shares for resale.
The exchange notes and the shares of common stock were issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.
The following table sets forth certain information on or around the date hereof concerning the shares of common stock that may be offered from time to time by each selling stockholder pursuant to this prospectus supplement. The information is based on information provided by or on behalf of the selling stockholders. Other than the transactions described above and except as set forth in the table below, none of the selling stockholders nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

					Percentage of
				Number of	Outstanding
				Shares of	Shares of
				Common	Common
		Percentage of		Stock	Stock
		Outstanding		Beneficially	Beneficially
	Shares of	Shares of	Shares of	Owned After	Owned After
	Common	Common	Common	Sale of All	Sale of All
	Stock	Stock	Stock That	Shares That	Shares That
	Beneficially	Beneficially	May be	May be	May be
	Owned Prior	Owned Prior	Offered	Offered	Offered
Name	to Offering	to Offering (1)	Hereby	Hereby	Hereby
Long Island International Limited(2)	17,589,844	*	16,660,000	—	—
Canyon Capital Arbitrage Master Fund, Ltd (3)	5,365,185	*	3,948,420	—	—
The Canyon Value Realization Fund (Cayman), Ltd (3)	5,852,594	*	4,648,140	—	—
Canyon Value Realization Mac 18 Ltd.(3)	391,230	*	395,675	—	—
Canyon Value Realization Fund, LP(4)	2,239,309	*	1,836,765	—	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(5)	7,142,075	*	4,360,755	—	—
Goldman, Sachs & Co.(6)	40,587,171	1.07%	27,329,064	—	—

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 3,792,034,824 shares of common stock outstanding as of February 11, 2009.

(2)	Long Island International Limited is under common control with Barclays Capital Inc.

(3)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd. and Canyon Value Realization Mac 18 Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd and Canyon Value Realization Mac 18 Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Capital Arbitrage Master Fund, Ltd. and The Canyon Value Realization Fund (Cayman), Ltd. are Exempt Companies incorporated in the Cayman Islands with limited liability.

(4)	The general partner of Canyon Value Realization Fund, LP is Canpartners Investments III, L.P. and as such has the voting power (the general partner of Canpartners Investments III, L.P. is Canyon Capital Advisors LLC). Canyon Capital Advisors LLC is the investment advisor of Canyon Value Realization Fund, L.P. and as such, has the power to direct investments by Canyon Value Realization Fund, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Value Realization Fund, L.P. is a limited partnership formed in Delaware.

(5)	Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“Radcliffe Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of Radcliffe Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of Radcliffe Capital, Management and Messrs. Katznelson and Stahlecker disclaim beneficial ownership of securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(6)	Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
     The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.
     A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
     If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
     If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Dividends
     Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
     A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Gain on Disposition of Common Stock
     Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.
     An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
     We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Federal Estate Tax
     Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
     We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
     A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
     Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION
The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or the purchasers of the common stock. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution take the form of an underwritten offering of our common stock without our prior agreement.
The shares of our common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These prices will be determined by the selling stockholders or by agreement between such selling stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts, commissions and concessions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The sales described above may be effected in transactions:
•	on any national securities exchange or quotation service on which the common stock may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with the sale of any shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver such shares of common stock to close out their short positions, or loan or pledge such shares of common stock to broker-dealers that in turn may sell such securities.
In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, particularly Regulation M. The selling stockholders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.
To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock. Selling stockholders may ultimately not sell all, and conceivably may not sell any, of the shares of common stock offered by them under this prospectus supplement. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus supplement. Furthermore, any securities covered by this prospectus supplement which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.
To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus supplement relates.
We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus supplement relates. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders may be required to make because of any of those liabilities.

VALIDITY OF SECURITIES
The validity of the common stock offered by this prospectus supplement has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
Our consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in our 2007 Annual Report on Form 10-K (including the schedule appearing therein) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report with respect to the consolidated financial statements refers to XM Satellite Radio Holdings Inc.’s change in the method of accounting for stock-based compensation effective January 1, 2006.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus supplement other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

3.	Our Current Reports on Form 8-K filed on February 29, 2008, July 1, 2008, July 28, 2008 (Item 8.01), August 1, 2008, August 4, 2008, and August 5, 2008, our Current Report on Form 8-K/A filed on August 5, 2008, and our Current Reports on Form 8-K filed on September 25, 2008, October 1, 2008, October 20, 2008, October 29, 2008, December 22, 2008, December 30, 2008, January 5, 2009 and January 14, 2009.

4.	Our Proxy Statement on Schedule 14A filed on November 4, 2008.

5.	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.
In addition, we incorporate by reference the documents listed below and any future filings made by XM Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.	XM Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.

2.	XM Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

3.	XM Holdings’ Current Reports on Form 8-K filed on February 21, 2007 (and the merger agreement filed therewith), January 7, 2008, February 7, 2008, February 29, 2008, May 21, 2008, June 26, 2008, July 17, 2008, July 21, 2008 (Item 8.01), July 28, 2008 (Item 8.01), July 30, 2008, August 6, 2008 and August 11, 2008.
The referenced documents have been filed with the SEC and are available from the SEC’s internet site and public reference rooms described under “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Sirius XM Radio Inc.
1221 Avenue of the Americas
36th floor
New York, New York 10020
Phone: (212) 584-5100
Attention: Investor Relations
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.
WHERE YOU CAN FIND MORE INFORMATION
We and XM Holdings file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings and XM Holdings’ SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov and through the Nasdaq Stock Market, One Liberty Plaza, New York, New York, 10006, on which our common stock is listed.